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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------


                          FIRST STATE CORPORATION
                     ----------------------------------
                              (Name of Issuer)


                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)


                                 336907100
                     ----------------------------------
                              (CUSIP Number)


   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of  5  Pages


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CUSIP No.                             13G                 Page 2 of 5 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Person
     S.S. or I.R.S. Identification Nos. of Above Person

     First State Bank & Trust Company (as owner of record in various relationships)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group                                (b)  / /

     N/A
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     United States of America
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                      596,406
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                       11,555
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                   2,316,442
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                   11,555
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     2,332,759
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares  / /


     N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     33.91%
-------------------------------------------------------------------------------
(12) Type of Reporting Person

     Bank
-------------------------------------------------------------------------------


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                                                          Page 3 of 5 Page



Item 1(a).  Name of Issuer:

            First State Corporation
-------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            333 W. Broad Street
            Albany, Georgia 31701
-------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            First State Bank & Trust Company (as owner of record in various relationships)
-------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            333 W Broad Street
            Albany, Georgia 31701
-------------------------------------------------------------------------------

Item 2(c).  Citizenship:

            United States of America
-------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock
-------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            336907100
-------------------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not Applicable
-------------------------------------------------------------------------------

Item 4.   Ownership as of December 31, 1997:

          (A)  Amount beneficially owned:  2,332,759

          (B)  Percent of class: 33.91%

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                                                          Page 4 of 5 Pages


    (c) Number of shares as to which such person has

          (i) sole power to vote or to direct the vote:  596,406

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:  11,555

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:

              2,316,442

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of: 11,555

              -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class:

         Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable


Item 8.  Identification and Classification of the Members of the Group:

         Not Applicable


Item 9.  Notice of Dissolution of Group:

         Not Applicable


Item 10. Certification:

         Not Applicable

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                                                          Page 5 of 5 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Date:       January 27, 1998
                                           -----------------------------------

                               By:         FIRST STATE BANK & TRUST CO.
                                           -----------------------------------

                               Signature:  Joseph B. Powell Jr.
                                           -----------------------------------

                               Name:       Joseph B. Powell Jr.
                                           -----------------------------------

                               Title:      Executive Vice President--Trust
                                           Division
                                           -----------------------------------